Exhibit 3.96(b)
OPERATING AGREEMENT
AND
REGULATIONS
OF
ISS-ORLANDO, LLC, a Florida Limited Liability Company
EFFECTIVE DATE - October 15, 2001

OPERATING AGREEMENT AND
REGULATIONS OF
ISS-ORLANDO, LLC, a Florida Limited Liability Company
     This Operating Agreement (the “Agreement”) for ISS-ORLANDO, LLC, a Florida Limited Liability Company (the “Company”), is made and entered into between fee Company and STEPHEN F. FOREMAN (the “Members”), as of the 15th day of October, 2001.
WITNESSETH:
     WHEREAS, the parties have formed a Florida Limited Liability Company.
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1.	DEFINITIONS.
     1.1 Definition of Terms. As used in this Agreement, the following terms shall have the meanings indicated below:
          (a) “Act” means the Florida Limited Liability Company Act (Florida Statutes, Section 608.401 et seq., as amended).
          (b) “Act of the Members” means the affirmative vote at a meeting or written agreement of those Members having Percentage Interests cumulatively in excess of one-half of the Percentage Interests of all Members entitled to vote shall constitute an Act of the Members. In the case of a Member who has disposed of that Member’s entire Percentage Interest to an assignee, but who has not been removed as provided below, the Percentage Interest of such assignee shall he considered in determining an Act of the Members.
          (c) “Affiliate” means: (i) any person directly or indirectly controlling, controlled by or under common control with another person; (ii) a person owning 10% or more of the outstanding voting securities of such other person; (iii) any officer, director or partner of such person; and (iv) if such other person is an officer, director or partner any company for which such other person acts in such capacity.
          (d) “Agreement” means this Operating Agreement.
          (e) “Manager” means Jeffery Sapp or any other person or persons elected by the Members to manage the Company.
          (f) “Member” or “Members” shall mean those persons, associations, entities, or corporations admitted to membership in this Company. The Company shall initially have one members being STEPHEN F. FOREMAN.

          (g) “Net Cash Flow” means the amount of cash of the Company in excess of all amounts reasonably necessary for the business of the Company, including, without limitation, amounts required for payment of expenses and obligations that have accrued or shall accrue in the reasonable future, expenses required or projected to be required in the reasonable future, and a reasonable reserve for contingencies. Expense overhead shall include equipment, vehicle, gas, fuel and maintenance of property needed to carry on the Business.
          (h) “Net Profits and Net Losses” means net profits and net losses of the Company on a cash basis.
          (i) “Percentage Interest” means the interest of a Member in the Company as determined from time to time in accordance with the provisions of this agreement and subject to all adjustments of such interests, if any, pursuant to Sections 5.3 and 6.1.
          (j) Number and Gender. For all purposes of this Agreement, all defined terms shall he deemed to include both the singular and the plural, as the context requires, and all defined terms and pronouns shall be deemed to include the masculine, feminine, and neuter, as the identity of the person may require.
2. ORGANIZATION.
     2.1 Formation. The parties to this Agreement hereby form a Florida limited liability company pursuant to the Act. The Company is formed for the limited purposes and scope set forth herein. This Agreement shall be construed in accordance with and governed by the laws of Florida, including the Act.
     2.2 Name. The name of the Company shall be ISS-ORLANDO, LLC. The business of the Company may be conducted under such other names as may be chosen by the Manager in the exercise of its sole discretion. Such name shall be used at all times In connection with the business and affairs of the Company.
     2.3 Principal Place of Business. The principal place of business of the Company shall be at 2211 Oberlin Avenue, Orlando, Florida 32804, or at such other place as the Manager may hereafter determine. The Manager may establish additional places of business within or without Florida when and where required by the business of the Company, written notice of which shall be given to the Members as soon as practicable after establishment.
     2.4 Business of Company. The business of the Company shall be to develop and operate a lawn care service in Central Florida, and to engage in such other business as may be deemed advisable; to acquire, own, and otherwise deal with interests in real or personal property; and to engage in such other activities related to the foregoing as may be necessary, advisable, of convenient for the promotion or conduct of the business of the Company.

     2.5 Term. The Company shall commence at the date of filing with the Department of State, and shall continue perpetually, or until the earlier of the dissolution, settling of accounts, and winding up of the affairs of the Company pursuant to Article 8.
     2.6 Statutory Agent. The Company’s statutory agent for service of process in Florida shall be:
Robert L. Harding
20 N. Eola Drive
Orlando, Florida 32801
     2.7 Regulations. This Agreement shall also constitute the Regulations of the Company.
3.	MANAGEMENT OF COMPANY.
     3.1 Authority of Manager. To enable the Company to accomplish the purposes set forth in Section 2.4 of this Agreement, the Manager will possess all powers of a manager as provided in the Act and other applicable law. Without limiting the generality and in furtherance of the foregoing grant of authority, the rights and powers of the Manager shall include the following:
          (a) The day to day operation and financial affairs of the Company. The Manager will be responsible (i) for providing for the planning of the development of the Company property; (ii) to arrange for the construction of improvements on the Company property; (iii) for the day to day management of the Company’s development activities consistent with the provisions of this Agreement; (iv) maintain the books and records of the Company; (v) prepare or cause to be prepared financial statements and tax returns as may be required of the Company; (vi) maintain the Company’s bank accounts and invest the Company’s funds; and (vii) prepare the operating budget for the Company from time to time.
          (b) To take all reasonable actions of any kind or nature whatsoever with respect to the Company property in connection with the ownership, sale, leasing, mortgaging, financing or refinancing thereof, and with respect to all other matters in connection with the Company property.
          (c) To enter into and execute (i) agreements and any and all documents and instruments customarily employed in the real estate industry in connection with the acquisition, holding, leasing, mortgaging, and sale of real property (including, but not limited to, leases, mortgages, deeds and contracts for sale), and (ii) all other instruments deemed by him to be necessary or appropriate to the proper management and sale of the Company property or in order to perform effectively and properly his duties or exercise his powers thereunder. Any such agreements, documents or instruments executed by the Manager shall be deemed fully executed for the Company and shall be legally sufficient for all parties dealing with the Company or its properties.
          (d) To borrow money from banks, other lending institutions and other lenders for any Company purpose, and in connection therewith to issue notes and other debt securities; to mortgage and hypothecate Company assets (including all or some of the Company property) to secure repayment of the borrowed sums; and no bank or other lending institution or other lender to Which application is made for a loan shall be required to inquire as to the purpose for which such loan is sought; and, as between the Company and such bank, other lending institution or lender, it shall be conclusively presumed that all proceeds of such loan are to be and will be used for the purposes authorised hereunder.
          (e) To take such actions as the Manager deems necessary or advisable to comply with the laws of the United States and the State of Florida.
          (f) The Manager may retain and use such subcontractors and agents, including a person who may be an affiliate of a Member or Manager, and under such terms and conditions, as may be selected or approved by the Manager, to perform services relating to the development of the Company property and/or to other proper activities of the Company.
          (g) The Manager shall have full, exclusive, and complete charge of the control, management, conduct, and operation of the Company’s business, except as hereinafter specifically limited, and his decisions shall be binding on the Company. The Manager shall have authority to employ, at the expense of the Company, such agents, employees, independent contractors, attorneys, and accountants, as he deems reasonably necessary; to invest, manage, sell or exchange, replace and improve Company property; to effect necessary insurance for the proper protection of the Company and the Members; to pay, collect, compromise, arbitrate, or otherwise adjust any and all claims or demands of or against the Company; and to bind the Company in all transactions involving the Company’s property, real or personal, or business affairs.
          (h) The Manager, with the consent and approval of the Members owning, in the aggregate, at least a majority of the Percentage Interests then held by the Members, shall have the authority to admit new Members, except as provided in Section 7.3 regarding the assignment of a Member’s interest in the Company to another who is not a Member.
     3.2 Compensation of the Manager. The Manager shall be reimbursed by the Company for all expenses incurred by the Manager in operating the Company, and shall receive such compensation as may be determined by the Company.
     3.3 Limitations of the powers of Members. Without the written consent to the specific act by all of the Members, the Members shall have no authority to:
          (a) Do any act in contravention hereof, or of the Company’s Articles of Organization, as amended from time to time;
          (b) Do any act which would make it impossible to carry on the ordinary business of the Company;
          (c) Confess a judgment against the Company; or

          (d) Possess Company property, or assign any rights in specific Company property, for other than a Company purpose.
     3.4 Liabilities of Manager.
          (a) The Manager shall not be liable to the Company, or to any Member, for any debts owed by the Company to any Member, or for or by reason of any acts or omissions taken or omitted in good faith and reasonably believed to be in the best interest of the Company, or for errors of judgment, but shall only be liable for willful misconduct, gross negligence, or breach of his obligations under this Agreement.
          (b) The Manager shall, subject to the provisions of Section 3.3 hereof, be authorized to enter into contracts, agreements, loans, mortgages, security documents, and the like, with creditors or debtors of the Company, which documents may provide that such creditors shall look solely to the assets of the Company, and not to the assets of the Manager, for satisfaction of Company debts or liabilities. Any liability of the Company for which a Manager is personally liable, shall first be satisfied out of the assets of the Company (including the proceeds of any insurance which the Company may recover), and if such assets shall not be sufficient to satisfy such liability, it shall be paid by such Manager, provided, however, that no Company creditor may rely on this sentence in order to create an obligation of the Manager to pay a Company debt which such Manager is not otherwise personally liable to pay.
          (c) In the event that there is at any time more than one Manager, all obligations of the Managers under this Agreement shall be joint and several.
     3.5 Removal of the Manager. A Manager may be removed at any time by the action of Members owning a majority of the Percentage Interests then held by all of the Members, if such Manager (for the purposes hereof, hereinafter referred to as the “Terminated Manager”) has (i) violated in any material respect, any provisions of this Agreement or any provisions of applicable law; at (ii) for any reason as determined in the sole discretion of the Members. In the event of the removal of a Terminated Manager, as aforesaid, the Members owning, in the aggregate, a majority of the Percentage Interests then held by all of the Members, shall designate a Substitute Manager.
     3.6 Other Activities by Manager or Members. The Manager shall not be required to devote all of its time or business efforts to the affairs of the Company, but shall diligently and faithfully devote so much of such time and attention to the management of the business of the Company, as is reasonably necessary and advisable to carry out its obligations to the Company under this Agreement. Nothing in this Agreement shall have the effect of preventing or restricting any Member and/or his or its Affiliates from engaging in any other activities for profit, including without limitation, organizing and managing other limited liability companies, whether or not such activities may be similar to, and may be in direct competition with, those of the Company. The Members and/or their Affiliates shall not be obligated to disclose to any other Member, opportunities or plans for conducting activities; and nothing in this Agreement will require the Members and/or their Affiliates to permit the Company or any other Member, to participate in such activities or to otherwise derive economic benefits therefrom.

     3.7 Insurance. Company may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, for or on behalf of any Member, Manager, partner, officer, employee, or agent of the Company or who is or was serving at the request of the Company as the manager or agent of another limited liability company, corporation, partnership, joint venture, trust, or other enterprise. The insurance or similar protection purchased or maintained may be for any liability asserted against them and incurred by them in any capacity described in this section or for any liability arising our of their status as described in this section, whether or not the Company would have the power to indemnify them against that liability under this section. Such insurance may be so purchased from or so maintained with a person in which the Company has a financial interest.
4.	RIGHTS, PROHIBITIONS AND LIABILITIES OF MEMBERS.
     4.1 Rights of Members. Members shall be entitled to the rights provided by the Act, and any amendments thereto, as the same may be modified by this Agreement. All members shall be limited in their management rights as to the Company to that as members in a Florida Limited Liability Partnership.
     4.2 Prohibitions with Respect to Members. Except as otherwise provided, no Member shall have the right to:
          (a) Participate in the control of the business and affairs of the Company except as expressly provided herein, transact any business on behalf of or in the name of the Company, or have any power or authority to bind or obligate the Company;
          (b) Have its original investment repaid (i) except to the extent such repayment takes place by virtue of distributions provided for herein; or (ii) unless the terms of the Act, as the same may be modified by the terms of this Agreement, are complied with and require such repayment;
          (c) Require partition of the Company property, compel any sale or appraisal of Company assets, or sale of a deceased Member’s interest therein;
          (d) Sell or assign any of its interest in the Company, or constitute the vendee or assignee a Substituted Member, except as expressly provided herein; or
          (e) Withdraw from the Company except as expressly provided herein.
     4.3 Liabilities of Members. No Member shall be personally liable for any debts of the Company. No Member shall be liable to the Company other than for those contributions required hereunder including those contributions required under Section 5.1 below, and, to the extent provided by law, for repayment with interest of returns for such contributions.

5. CAPITAL CONTRIBUTIONS; BORROWINGS FROM MEMBERS.
     5.1 Original Contributions. Each Member shall contribute their prorata share of the closing costs required to purchase the former Central Florida Kidney Foundation building and such costs as may be required of the Company as Lessor of the building for use as an ambulatory surgery center.
     5.2 Additional Contributions. If the Manager determines that additional monies are needed by the-Company, the Manager may notify the existing Members of the amount of additional monies needed. If, within sixty (60) days after giving such notice, the Company has received the written approval of Members owning, in the aggregate, at least two-thirds (2/3) of the Percentage Interests then hold by the Members, then the Company will notify all Members of the amount of the additional monies and such approval. The existing Members will have the right, but no obligation, to contribute to the capital of the Company such amount pro-rata based on their respective Percentage Interests within fifteen (15) days after the date of notification of the approval. Failure of a Member to make a contribution within such period shall constitute a waiver by such Member of any rights to contribute the additional capital requested and such Member shall be deemed to be a “Non-Contributing Member.” If fewer than all of the Members elect to make an additional capital contribution the Manager shall notify all of the Members who have so elected (“Electing Members”) of their opportunity to contribute the balance pro-rata, which contribution shall be paid to the Company within ten (10) days of the date of such notification. If any unpaid balance remains, such unpaid balance may be paid by any Electing Members in such amounts and in such manner as the Member in their sole discretion may determine.
     5.3 Reallocation of Interest. In the event that a Member shall fail to make an initial capital contribution pursuant to Section 5.1 or an additional capital contribution pursuant to Section 5.2, the Percentage Interest of such Non-Contributing Member shall be decreased so that the Non-Contributing Member’s Percentage Interest is a fraction of the total Percentage Interests equal to a fraction the numerator of which is the amount of all capital contributions made by the Non-Contributing Member pursuant to Sections 5.1 or 5.2, and the denominator of which is the total of all capital contributions of all Members (including the Non-Contributing Member and including all additional capital contributions made pursuant to Section 5.2). One Hundred Twenty-Five percent (125%) of the amount of the difference between the Percentage Interest of the Non-Contributing Member prior to the aforesaid adjustment and the Percentage Interest of the Non-Contributing Member after the aforesaid adjustment shall be added to the Percentage Interest of the Electing Members pro rata in accordance with the ratio that the total capital contributions (including all additional contributions) of such Member bears to the total capital contributions (including all additional capital contributions) made by all such Members.
     5.4 Borrowings from Members. If at any time the Manager reasonably believes that the Company is, or at any time within the following ninety (90) days will be, having payment obligations in excess of cash or equivalent resources with which to fund such obligations, including anticipated funds available through calls for additional contributions and including available borrowed funds, the Manager shall not be required to request the Members to contribute funds beyond those expressly required pursuant to Sections 5.1 and 5.2, above, but shall have the option to notify all Members of the amount of the additional funds needed and that such additional funds may be loaned to the Company by the Members. The existing Members will have the right, but not the obligation, to loan additional funds to the Company pro-rata on the same terms as provided in connection with additional contributions of capital in Section 5.2, above. All funds so loaned shall be repaid by the Company, together with interest thereon at the rate of prime plus 1% per annum, as determined from time to time by Wachovia Bank, Orlando, Florida, and/or its successors and assigns, from the date of such advance to the date of repayment in full, which interest shall be payable quarterly, as a priority over any other payment from the Company to any Member unless otherwise determined by Members owning a majority of the Percentage Interests. No Member shall be personally liable for repayment of such loans.
     5.5 Application of Proceeds. The Manager is authorized to apply the capital and the proceeds of any loan to the Company for such purposes and with such priorities of the business of the Company as the Manager shall determine in the exercise of his sole discretion.
     5.6 Members’ Accounts. A capital account shall be maintained for each Member consisting of such Member’s initial contributions and additional contributions to the capital of the Company, increased by Company profits and income allocated to the Member and decreased by the Company losses, deductions and by the amount of any distributions to it pursuant to Section 6.4 below, in accordance with federal income tax accounting principles. No Member shall receive interest on his capital account, and no Member shall have any right to the return of any sums in his capital account except (a) to the extent specifically provided herein. No payment of interest or principal owed by the Company to the Members shall be credited to any capital account since such payments are deemed returns on and of indebtedness. No Member shall be liable to the Company for any negative balance in his capital account except to the extent that such a negative balance shall have arisen as a result of a Member’s receipt of a distribution in excess of the amount rightfully due such Member hereunder, or (b) as required under Section 6.5 (c). The capital contribution of each Member shall be returned to it upon the dissolution and liquidation of the Company, subject to any limitations and conditions with respect thereto under this Agreement or the Act.
6. OWNERSHIP PERCENTAGES; TAX ALLOCATIONS; DISTRIBUTIONS OF NET CASH FLOW
     6.1 Ownership Percentages. The Percentage Interests of the original Members of the Company will be as follows:
           Stephen F. Foreman                      100%.
Members’ Percentage Interest shall at all times total 100%.
     This Section shall be amended by the Manager from time to time as applicable to reflect any adjustments in Percentage Interests resulting from, without limitation, additional capital contributions, redemption or assignment of interests, and substitution or admission of new Members.

     6.2 Determination of Net Profits and Net Losses. All items of income, gain, loss, deduction, and credit shall be determined for each fiscal year in accordance with federal income tax accounting principles and allocated, in accordance with this Article 6, among the Members at the end of each taxable year in accordance with each Member’s Percentage Interests.
     6.3 Allocations of Tax Items. All items of income, gain, loss, deduction and credit shall be allocated to the Members in proportion to their respective Percentage Interests as in effect throughout the year, with appropriate adjustment for changes therein; provided, however, that in the event of a sale, exchange or other disposition of all or substantially all of the Company’s property or a casualty or taking in condemnation affecting the Company’s property or upon liquidation:
          (a) all items of Company income, gain, profit, tax preference, or credit shall be allocated among the Members as follows (ordinary income shall be allocated prior to the allocation of capital gain):
     (i) First, to and among the Members having deficit balances in their Capital Accounts, in proportion and to the extent of such deficit balances; and
     (ii) Thereafter, in accordance with each Member’s Percentage Interest.
          (b) All items of Company loss shall be allocated as follows:
     (i) First, to the Members in proportion to the positive balances, if any, in their respective Capital Accounts; and
     (ii) Thereafter, to the Members in proportion to their Percentage Interests.
     6.4 Distributions of Net Cash Flow. The Manager shall determine and distribute each fiscal year’s Net Cash Flow at least annually in arrears for each fiscal year during the Company’s term in the following order of priority:
          (a) First, to the Members in repayment of the principal amounts and accrued interest of any loans made by Members, in proportion to the respective outstanding principal amounts of such loans; and
          (b) Thereafter, to the Members, in proportion to their Percentage Interest in effect on the date of distribution. Account shall be given for any draws received by Richard L. Goodson, Jr.
     The distribution of Net Cash Flow for any year may be increased or decreased upon the affirmative vote of Members owning, in the aggregate, a majority of the Percentage Interests then held by the Members.

     6.5 Distribution of Net Proceeds. In the event of a sale, exchange or other disposition of all or substantially all of the Company’s assets or a casualty or taking in condemnation affecting substantially all of the Company’s property or upon liquidation, the proceeds from such event, if any, shall be distributed in the following order of priority:
          (a) First, to the Members in repayment of the principal amounts and accrued interest of any loans made by Members in proportion to the respective outstanding principal amounts of such loans; and
          (b) Thereafter, to the Members in an amount equal to their positive Capital Account balances after any allocation of Net Profits and Net Losses associated therewith and taking into account all proper capital account adjustments for the Company’s taxable year during which the dissolution or liquidation of the Company occurs (or, if later, through the date of the final distribution to the Members), other than those adjustments made for liquidating distributions pursuant to this Section 6.5 or for contributions by a Member pursuant to this Section 6.5; to the extent of the positive balance of the Members’ Capital Accounts, then to the Members in accordance with their Percentage Interests.
          (c) Should any Member have a deficit balance in his capital account following the liquidation of its interest in the Company (as defined in Reg. Section 1.704-1 (b)(2)(ii)(g)), as determined after taking into account all proper capital account adjustments for the Company’s taxable year during which such liquidation occurs (or, if later, through the date of final distribution in liquidation of such Member’s interest), other than the adjustment made for contributions by such Member pursuant to this Section 6.5, the deficit balance shall represent an obligation from it to the Company to be paid in cash no later than the last day of the Company’s taxable year during which such liquidation occurs (or, if later, no later than 90 days after the date of such liquidation). In the event such Member shall fail to pay such amount to the Company within such time period such amount shall bear interest (beginning with the date such Member’s interest in the Company was liquidated) at the highest applicable legal rate and such Member shall pay the cost of attorneys’ fees and court costs incurred by the Company by the other Members, or by any assignee of such obligation in order to collect such amounts. If any properties of the Company other than cash are to be distributed “in kind” to the Members hereunder, the capital accounts of the Members shall be adjusted in accordance with Reg. Section 1.704-1 (b)(2)(iv) and in particular, Subpart (e) thereof.
     6.6 Allocations in Case of Transfers. All items of income, profit, gain, loss, deduction, tax preference and credit allocable to any Percentage Interest in the Company that has been transferred during any year shall be allocated among the persons who were the holders of such ‘ Percentage Interest during such year in proportion to their respective holding periods, without any requirement for an attempted separate determination of the results of Company operations during such periods.
     6.7 Restoration of Certain Distributions. The provisions of Section 6.4 require the Manager to determine and distribute a portion of the Net Cash Flow realized by the Company no less frequently than annually during the term of the Company. However, each Member understands and agrees that it is not possible to determine the exact amount of Net Cash Flow for any fiscal year until a reasonable time following the last day of such fiscal year. Thus, it is both possible and likely that distributions of Net Cash Flow to the Members by the Manager during any fiscal year during the term of the Company will be more or less than the amount of Net Cash Flow to which the Members are entitled for such fiscal year. Therefore, each Member covenants and agrees that, in the event the Manager determines and gives appropriate notice within six months after the end of the fiscal year that an amount distributed as Net Cash Flow to a Member for such fiscal year exceeds the amount to which such Member is entitled for such fiscal year, such Member shall restore such excess distribution within thirty (30) days following notice from the Company of the amount of such excess.
7. TRANSFERS OF INTERESTS AND WITHDRAWAL OF MEMBERS.
     7.1 Restrictions on Transfers of Members’ Interests.
          7.1.1 Opinion of Counsel. The interests of the Members, or any part thereof, may not, except as otherwise provided in this Article 7, be transferred or assigned unless: (a) the Company has been provided with an opinion of counsel, satisfactory in form and substance to the Manager, to the effect that such proposed transfer or assignment will not have any adverse tax consequences for the Company or any Member other than the transferring Member; and (b) the Manager is provided with a further opinion of counsel in accordance with the provisions of Section 12.1.3 unless the Manager waives this requirement, and (c) the Company shall have received the prior written consent of all of the Percentage Interests of the Members for such transfer. The Company shall have the right of first refusal to purchase the interest of any Member who receives a bona fide third party offer. However, the Company shall have the right to purchase the Selling Member’s interest in the manner and on the terms and conditions as set forth in Subparagraph 7,4.2 hereinbelow. The Company shall give notice of its election within fifteen (15) days of receipt of the bona fide third party offer.
          7.1.2 Substitution. No assignee or transferee of the whole or any portion of a Member’s interest will have the right to become a substituted Member (i.e. to become a Member entitled to exercise the rights and powers of a Member hereunder) in place of its assignor or transferor unless all of the following conditions are satisfied:
          (a) A duly executed and acknowledged instrument of assignment, in a form reasonably satisfactory to the Manager, setting forth the intention of the assignor that the assignee become a substituted Member to his place is delivered to the Manager;
          (b) The assignor and assignee execute and acknowledge such other instruments as the Manager deems reasonably necessary or desirable to effect such admission, including the written adoption by the assignee of the provisions of this Agreement and the assumption of any unperformed obligations of the assignor (provided that any such assignor shall not thereby be released of any of his unperformed obligations hereunder);
          (c) The assignment of such Member’s interest or portion thereof will not result in a termination of the Company within the meaning of Section 708 of the Code;

          (d) The Manager consents to the admission as a Member of the assignee or transferee, which consent may be arbitrarily withheld; and
          (e) The Manager receives the unanimous written approval for such transfer and for the admission as a Member of the assignee or transferee from the Members, which approval may be arbitrarily withheld.
          7.1.3 Amendment of This Agreement. The Manager shall, no later than IS days after the date of compliance with the provisions of Section 7.1.1 and 7.1.2 cause this Agreement to be amended to reflect the admission of such assignee or transferee as a substituted Member.
     7.2 Expenses. Expenses of the Company or of any Member occasioned by transfers of interests held by Members shall be reimbursed to the Company or Member, as the case may be, by the transferring Member.
     7.3 Withdrawal of Members. Except as otherwise provided in this Article 7, a Member may not voluntarily withdraw or retire from the Company except upon the assignment of its entire interest in the Company (if, and as permitted by this Article 7) or upon the surrender, abandonment or other voiding of its interest pursuant to the next succeeding sentence hereof. A Member may at any time, by written notice delivered to the Company, renounce his interest in all current and future profits, losses and distributions of the Company and abandon to the Company its initial and any additional capital contributions; provided, however, that any such surrender, abandonment or other voiding shall not in any case affect such Member’s obligations hereunder incurred prior to the date of such written notice.
     7.4 Involuntary Transfer of a Percentage Interest. Upon the involuntary transfer, assignment, or taking of the whole or any portion of a Percentage Interest, or upon the transfer of the whole or any portion of a Percentage Interest by operation of law, the transferee or assignee and the Company shall have the following rights and options. Death or transfers for estate planning purposes shall not be a triggering event.
          7.4.1 Transferee. Until the Company exercises an option to purchase the transferred Percentage Interest pursuant to this Article 7, the transferee (whether a judgment creditor, personal representative, receiver or trustee) of such Percentage Interest shall be (i) only entitled to share in the Company’s profits and losses, to receive a share of any distributions to the Members, and to receive such allocation of income, gain, loss, deduction; or credit or similar item to which an assignee is entitled under the Act, and (ii) shall not be entitled to vote in any Company matters nor be entitled to exercise any other rights or powers of a Member.
          7.4.2 Option to Purchase. The Company shall have the option, but not the obligation, to purchase any Percentage Interest involuntarily transferred or transferred by operation of law. This option may be exercised by giving notice to the transferee or to its agents, within one year after the Company first has knowledge of the transfer. The closing of such purchase shall take place at such time and place as the Company shall designate (but not later than three (3) months after the above-described notice is given to the transferee). Twenty percent (20%) of the purchase price shall be paid at such closing and the balance shall be represented by a promissory note bearing interest at the prime rate of interest per annum being charged by First Union National Bank, Orlando, Florida, as of the date of the closing and requiring thirty-six (36) equal monthly installments. Nothing in this Section 7.4.2 shall be construed as limiting or superseding the other provisions of this Article 7. The purchase price of the Percentage Interest shall be a sum equal to the Adjusted Book Value of the Company times the Member’s Percentage Interests in the Company. For purposes of determining the “Adjusted Book Value”, the value shall be as set forth on the books of the Company, as determined by the accountant for the Company with no value for goodwill.
     7.5 Pledge or Hypothecation. Notwithstanding any other provisions hereof, a Member shall not pledge, hypothecate or encumber its interest in the Company, or any part thereof.
     7.6 Transfers or Assignments by Members. A transfer or assignment by a Member of all or a portion of its interest in the Company shall not dissolve the Company. An assignee or transferee of a Member is only entitled to receive the funds or property to which its assignor would be entitled in the absence of such transfer or assignment and shall have no right to vote in any Company matter whatsoever and shall have no right to require any information or an accounting of Company transactions or to inspect the Company books. A further transfer or assignment by an assignee or transferee of a Member, whether or not such person becomes a substitute Member, is subject to the provisions of this Article 7. The Company shall be entitled to treat the transferor or assignor of all or a portion of a Member’s interest in the Company as the absolute owner of such interest in all respects, and shall incur no liability for distributions of cash or property made in good faith to such transferor or assignor until such time as the written assignment has been received by the Company.
     7.7 Separate Agreement Regarding Transfers. The Members, by unanimous agreement, may enter into a separate binding agreement regarding restrictions on the sale and transfer of interests in the Company. This Operating Agreement shall control any conflicts or contradictions that may occur with respect to such other agreement unless otherwise indicated in such agreement.
8. DISSOLUTION AND WINDING-UP OF COMPANY
     8.1 Dissolution. The Company shall be dissolved upon the happening of any of the following events:
          (a) Expiration of the term described in Section 2.5;
          (b) Any disposition by the Company of all or substantially all of its assets;
          (c) The affirmative vote or written consent of a majority of the Members owning the Percentage Interests; or

          (d) The death, legal incompetency, retirement, bankruptcy, withdrawal or dissolution of a Member, unless holders of at lease two-thirds (2/3) of the Percentage Interests of the remaining Member(s) consent(s) to the continuation of the business of the Company.
     8.2 Continuance of Company. In the event of the death, legal incompetency, retirement, bankruptcy, withdrawal or dissolution of a Member, the Company may be continued with the consent of the remaining Members owning, in the aggregate, at least two-thirds (2/3) of the Percentage Interests then held by all of the Members.
     8.3 Proceeds of Winding-Up. Upon the dissolution of the Company, the Members or, if there be none, then a liquidation committee (“Liquidation Committee”) appointed by the Manager shall take full account of the Company’s assets and liabilities. The assets shall be liquidated as promptly as is consistent with obtaining the fair value thereof and the proceeds therefrom, to the extent sufficient therefor, shall be applied first to all debts and obligations of the Company, including to Members in the priorities required by law and this Agreement, next to the establishment of a reasonable reserve for contingencies, and finally to distributions to the Members in the manner set forth in Section 6.5.
     8.4 Liquidation. A reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Manager (or the Liquidation Committee) to minimize the normal losses attendant upon the liquidation. Upon the Manager’s (or the Liquidating Committee’s) compliance with the foregoing distribution plan, the Members shall cease to be such, and the Members, (or the Liquidating Committee), shall execute and cause to be filed a Statement of Intent to Dissolve and Articles of Dissolution all pursuant to the Act. The Company (or the Liquidating Committee), shall not be liable for the return of the original investment or contributions of the Members, or any portion thereof. Any such return shall be made solely from Company assets and in accordance with the express provisions hereof.
     8.5 Definitions. As used in this Article, the term “bankruptcy” shall mean:
          (a) the voluntary filing by a Member of a petition in bankruptcy or petition to take advantage of any insolvency act;
          (b) the making by a Member of an assignment for the benefit of its creditors;
          (c) a Member giving consent to the appointment of a receiver, liquidator or trustee for the whole or any substantial part of any of its respective property;
          (d) the voluatary filing by a Member of a petition or answer seeking or consenting to proceedings under Title 11 of the United States Code or underlying state insolvency statutes;
          (e) the appointment by order of a court of competent jurisdiction, of a receiver, liquidator or trustee for a Member for the whole or any substantial part of any of its respective property, which appointment shall not have been discharged within sixty (60) consecutive days thereafter;

          (f) the institution against a Member of any proceeding under Title 11 of the United States Code.
9. BOOKS OF ACCOUNT, ACCOUNTING REPORTS, FISCAL YEAR AND TAX RETURNS
     9.1 Books of Account. The Company’s books and records shall be maintained at the principal place of business or at such location as may be designated by the Manager and each Member shall have access thereto at any time within reasonable business hours. The books and records shall be kept in accordance with the method of accounting determined by the Manager, applied in a consistent manner, and shall reflect all Company transactions and be appropriate for the Company’s business.
     9.2 Reports and Accounts. As soon as reasonably practicable after the end of each fiscal year, each Member shall be furnished with a copy of a balance sheet of the Company as of the last day of such fiscal year and a statement of profit or loss showing the amounts allocated to or against such Member’s accounts in respect of such year, all prepared in accordance with Sections 9.1. Copies of all federal and state partnership income tax returns prepared by the Company shall be furnished to each Member.
     9.3 Fiscal Year. The fiscal year of the Company shall be the calendar year.
     9.4 Banking. All funds of the Company shall be deposited in such bank account or accounts as shall be determined by the Manager. All withdrawals shall be made upon checks signed by such persons as the Manager may designate from time to time.
     9.5 Tax Elections.
          (a) The decision whether the Company will file an election, in accordance with applicable Treasury Regulations, to cause the basis of its property to be adjusted for federal income tax purposes as provided in Sections 734,743 and 754 of the Internal Revenue Code, shall be made by the Members.
          (b) The Manager shall act as the Tax Matters Manager of the Company under Subchapter C of Chapter 63 as contained in Subtitle F of the Code.
          (c) The Tax Matters Manager shall not be liable to the Members because any taxing authorities disallow or adjust income, deductions, or credits in the Company’s income tax returns. The Tax Matters Manager shall not be liable to the Members for any decisions, elections, settlements or computations made in good faith relating to federal or state income tax returns or audits of, or administrative proceedings with respect to such returns.

10. AMENDMENTS; VOTING AND MEETINGS
     10.1. Amendments
          10.1.1 Amendments by Members
          (a) This Agreement may be amended by the Manager and without the consent or approval of the Members if such amendment is (i) for the purpose of admitting a substituted Member, (ii) for the purpose of clarification and does not change the substance hereof and the Company has obtained the opinion of its counsel to that effect; or (iii) necessary or appropriate in the opinion of counsel for the Company, to satisfy the requirements of the Internal Revenue Code with respect to partnerships or of any federal or state securities laws or regulations, provided such amendment does not adversely affect the interests of Members. Any amendment under subsection (ii) hereof shall, to the extent necessary to satisfy the purposes therein described, be effective as of a date earlier than the date of its filing.
          (b) This Agreement shall be automatically and appropriately amended upon the occurrence of events described herein in connection with which such amendments are appropriate.
          10.1.2 Proposal by the Manager. The Manager may at any time submit a proposal to the Members for amendment of this Agreement. The notice shall give the Members notice, in the manner provided for in Article 11, of the nature and scope of the proposed amendment, including the text of the amendment and a statement of the purpose for which it is proposed.
          10.1.3 Adoption. Subject to the provisions of Section 10.1.4, and except as provided in Section 10.1.1, any amendment to this Agreement shall be adopted by the unanimous agreement of the Members in a manner specified in Section 10.2.
          10.1.4 Limitations on Amendments. No amendment may:
          (a) Supplement or modify the purposes of the Company without the prior approval of all Members;
          (b) Enlarge the obligation of any Member under this Agreement without the approval of such Member;
          (c) Modify the priority of distributions provided for herein without the prior approval of each Member adversely affected by such modification;
          (d) Modify any allocations or determinations of distributive shares of the Company’s income, gain, loss, deductions or credits, or items thereof, without the prior approval of each Member adversely affected by such modification;
          (e) Increase, reduce, or modify the rights, powers, duties and obligations of the Manager under this Agreement without the prior approval of the Manager; or

          (f) Amend this Section 10.1 or Section 8.1 without the prior approval of all Members.
     10.2 Meetings and Submissions to Members. Any proposal or other matter permitted or required by the terms, conditions and provisions of this Agreement, or by law, to be submitted for consideration and vote of the Members shall be transmitted to the Members by the Manager in the manner provided for notices pursuant to the provisions of Section 12.5. Such notice shall specifically include the following:
          10.2.1 Response Date. The date, which shall be not less than ten (10) nor more then thirty (30) days after the date or such notice, by which the vote of a Member must be received by the Company in order to be counted; or
          10.2.2 Meeting Date. If a meeting of Members is to be held pursuant to request of a Member, the date, which shall not be less than ten (10) nor more than twenty (20) days after the date of such notice, upon which a meeting of Members will be convened to consider and vote upon such proposal. Any such meeting may be held as determined by two-thirds (2/3) of the Members.
          10.2.3 Approval. Except as otherwise specifically provided in this Agreement, any proposals submitted to the Members by notice in the manner provided for in this Section 10.2 shall be approved if and as of the date when the Company receives the consent or approval of the requisite Members,
          10.2.4 Arrival at Meeting. Except as otherwise specifically provided in this Agreement, any matter submitted to the Members at a meeting in the manner provided for in this Section 10.2 shall be approved if the requisite Members grant this consent or approval at such meeting, either in person or by proxy.
11. POWER OF ATTORNEY
     11.1 Appointment of Manager. Each of the Members hereby appoints the Manager, with full power of substitution, its true and lawful Attorney-in-Fact with full power and authority in said Member’s name, place and stead, and no other power and authority, from time to time:
          (a) to make any agreements provided for herein;
          (b) to make such certificates, instruments and documents as may be required by, or may be appropriate under the Act in connection with the formation of the Company, including without limitation Articles of Amendment to the Articles of Organization, and under any laws in connection with the use of the name of the Company by the Company; and
           (c) to make such certificates, instruments and documents which may be required or appropriate (i) to reflect any changes in or amendments to this Agreement or pertaining to the Company, or (ii) to effectuate the dissolution and termination of the Company, including, without limitation, any instrument approved by the Manager creating or evidencing creating of a liquidating trust to receive distributions or other payments to Members in connection with liquidation of the Company, to hold the same and earnings thereon for the benefit of creditors and Members of the Company and, upon satisfaction of the trustee that all claims against the Company having priority to claims of Members have been satisfied, to pay or distribute remaining funds in priorities paralleling those set forth herein as applicable to proceeds of winding up.
     11.2 Exercise and Survival. Each power of attorney granted under this Agreement:
          (a) is a special power of attorney coupled with an interest and is irrevocable;
          (b) may be exercised by such Attorney-in-Fact by listing all of the principals executing any agreement, certificate, instrument or document with the single signature of such Attorney-in-Fact acting as Attorney-in-Fact for all of them;
          (c) shall survive dissolution of the Company through winding up to termination or through reconstitution and thereafter, as applicable; and
          (d) shall survive the delivery of an assignment by a principal of the whole or a portion of his interest in the Company, except that where such assignment is of such principal’s entire interest in the Company and the purchaser, transferee or assignee thereof is admitted as a Substituted Member, the power of attorney shall survive the delivery of such assignment for the sole purpose of enabling such Attorney-in-Fact to execute, swear to, acknowledge, and file any such agreement, certificate, instrument or document necessary to effect such substitution.
12. MISCELLANEOUS
     12.1 Concerning Securities Matters. The Members hereby represent and warrant to the Company and the Members that:
          12.1.1 For Their Own Account. Subject to the requirements of any law, each Member is acquiring its interest herein solely for its own account as principal and no! with a view to resale or distribution;
          12.1.2 Not a Registered Offering. In connection with the purchase of its interest herein: (a) each Member has been fully informed as to the circumstances under which it is required to take and hold such interest pursuant to the requirements of the Securities Act of 1933, as amended (the “1933 Act”), the rules and regulations thereunder, and the applicable state securities or “Blue Sky” law or laws; (b) each Member has been informed by the Members that its interest herein is not registered under the 1933 Act and may not be transferred, assigned or otherwise disposed of unless such interest is subsequently registered under the 1933 Act or an exemption from such registration is available; and (c) each Member understands that; (i) the Company and the Members are under no obligation to register such interest under the 1933 Act or to comply with any applicable exemption under the 1933 Act and any applicable exemption or exemptions under the applicable state securities or “Blue Sky” law or laws with respect to such interest; and (ii) the Company will not be required to supply the Member with any information necessary to enable it to make a sale of such interest pursuant to Rule 144 under the 1933 Act (assuming such Rule is applicable and is otherwise available with respect to such interest); and
          12.13 Restrictions on Transfer. Each Member understands that this Agreement contains restrictions on the transfer, assignment and disposition of its interest herein and that, in addition to such restrictions, it covenants and agrees that such interest shall not be sold, assigned, transferred or otherwise disposed of unless: (a) such sale, assignment, transfer or other disposition is exempt from registration under the 1933 Act and the applicable state securities or “Blue Sky” law or laws and, if the Members so requests, an opinion satisfactory to the Members to such effect has been rendered by counsel satisfactory to the Members, or (b) a registration statement covering his interest in the Company is effective under the 1933 Act.
     12.2 Waiver of Partition. Each of the parties hereto irrevocably waives, during the term of the Company, any right to maintain any action for partition with respect to the property of the Company.
     12.3 Company Property. The legal title to any real or personal property or interest therein now or hereafter acquired by the Company shall be owned, hold or operated in the name of the Company, and no member, individually, shall have any ownership of such property.
     12.4 Acceptance of Prior Acts by New Members. Each person becoming a Member, by becoming a Member, ratifies all action duly taken by the Company, pursuant to the terms of this Agreement, prior to the date such-person becomes a Member.
     12.5 Notices. Any notice, payment, demand or communication required or permitted to be given by the provisions of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or to an officer of the party to whom the same is directed, or if sent by registered or certified mail, postage and charges prepaid to the address of a Member as shown on the records of the Company, or to such other address as shall be furnished in writing by any party to another. Any such notice shall be deemed to be transmitted as of the date so delivered, if delivered personally, or as of the date on which the same was deposited with adequate postage in a regularly maintained receptacle for the deposit of United States Mail, addressed and sent as aforesaid. All notices hereunder shall be effective on transmittal, except where actual receipt is required by an express provision hereof.
     12.6 Section Headings. Section and other headings contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.
     12.7 Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

     12.8 Agreement for Further Execution. At any time or times upon the request of the Manager, the Members agree to sign and swear to any document required by the Act, to sign and swear to any amendment to or cancellation of the Articles of Organization whenever such amendment or cancellation is required by law or by this Agreement, and to cause the filing of any of the same for record wherever such filing is required by law.
     12.9 Counterparts. This Agreement may be executed as multiple counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one agreement, and the signatures of any party to any counterpart shall be deemed to be a signature to and may be appended to, any other counterpart.
     12.10 Parties in Interest. Subject to the provisions contained in Article 7 hereof, each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, assigns, successors and legal representatives.
     12.11 Entire Agreement. This Agreement represents the entire agreement between all Members concerning the Company and supersedes any and all prior understandings or agreements with regard thereto.
     12.12 Other Activities: Contracts with Related Parties. The fact that a Member, or an officer, or director or employee of a Member, or a Member of the family of a Member, is employed or retained by or, directly or indirectly interested in or connected with any person employed by the Company to render or perform a service or from, to or through which the Company may purchase or sell any property shall not prohibit the Manager from employing such person, from selling property to such person (including a limited partnership in which such person is a Members), or from otherwise dealing with him or it, and neither the Company nor any of the Members herein shall as such have any rights in or to ally income or profits derived therefrom. Nothing in this Agreement shall be construed to prevent any of the Members from dealing with the Company and receiving payment for services or materials furnished or professional services given or for money loaned to the Company, provided such compensation or interest shall be fair and reasonable in amount; and the Members may employ and pay any Member (or any corporation or partnership in which such Member is interested) for services rendered or to be rendered as a broker, managing agent, attorney, consultant, or accountant for the Company, provided the payment is fair and reasonable in amount.
     No Member shall be obligated to refrain from conducting, or to disclose to any other Member opportunities or plans for conducting, or to permit any other Member to participate in conducting, any activity, even if such activity be in competition with the business of the Company,
     12.13 Governing Law. This Agreement will be deemed to have been executed and delivered in, and will be governed by and construed in accordance with the laws of the State of Florida.
     12.14 Successors and Assigns. This Agreement will be binding upon and will insure to the benefit of the Members and their respective heirs, executors, administrators, successors and assigns.

     IN WITNESS WHEREOF each of the undersigned Members have caused this Agreement to be executed all as of the day and year first above written.

ISS-ORLANDO, LLC
By:	/s/ Jeffery Sapp
Jeffery Sapp, Manager

DATED this 15 Day of October, 2001.

Members
/s/ Stephen F. Foreman

STEPHEN F. FOREMAN

Amendment to Operating Agreement and Regulations
      RESOLVED, that Section 2.4 to the Operating Agreement and Regulations, dated as of October 15,2001, of ISS-Orlando, LLC, a Florida limited liability company, be, and it hereby is, amended and restated in its entirety as follows:
          “1. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing. The Company shall have the power and authority to do any and all acts necessary or convenient to or in furtherance of said purposes, including all power and authority, statutory or otherwise, possessed by, or which may be conferred upon, limited liability companies under the laws of the State of Florida.”
Approval of Guarantees under the Loan Documents
          WHEREAS, reference is made to the proposed Credit Agreement (the “Credit Agreement”), to be entered into among USPI Holdings, Inc., United Surgical Partners International, Inc. (“USPI”), the Lenders party thereto from time to time, Citibank, N.A. as Administrative Agent and Collateral Agent, Lehman Brothers Inc., as Syndication Agent, Bear Stearns Corporate Lending Inc., SunTrust Bank, and UBS Securities LLC, as Co-Documentation Agents, pursuant to which the Lenders will extend credit in the form of (a) Delayed Draw Term Loans from time to time during the Delayed Draw Availability Period (as defined in the Credit Agreement) in an aggregate principal amount not to exceed $100,000,000; (b) Tranche B Term Loans in an aggregate principal amount not to exceed $430,000,000 and (c) Revolving Loans, Swingline Loans and Letters of Credit, in an aggregate principal amount at any time outstanding not to exceed $100,000,000; and
          WHEREAS, it is a condition precedent to the obligations of the Lenders to make their respective extensions of credit to USPI under the Credit Agreement and the Loan Documents (as defined in the Credit Agreement) that each of the Company shall have executed and delivered the Collateral Agreement (as defined in the Credit Agreement), providing for, among other things, the unconditional guarantee of the Obligations (as defined in the Collateral Agreement).
          WHEREAS, the Managers of the Company have determined that it is in the best interests of each of the Company to enter into, execute, deliver and perform its obligations under the Collateral Agreement, and take all other actions necessary or desirable in connection with the consummation of the transactions contemplated thereunder.
          NOW, THEREFORE, BE IT RESOLVED, that the approval by the Managers of the Company of the form, terms and provisions of, and transactions contemplated by, the proposed Collateral Agreement be, and it hereby is, ratified and approved in all respects.

     IN WITNESS WHEREOF, the undersigned, being the all of the manager of ISS-Orlando, LLC, have executed this consent as of the date first set forth above.

By:	/s/ William H. Wilcox
	Name:	William H. Wilcox
	Title:	Manager

By:	/s/ John J. Wellik
	Name:	John J. Wellik
	Title:	Manager

By:	/s/ Mark A. Kopser
	Name:	Mark A. Kopser
	Title:	Manager

Guarantor Resolutions